Exhibit 107

Calculation of Filing Fee Tables

Form S-8
(Form Type)

W. P. Carey Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Equity	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, $0.001 par value per share	Rule 457(c) and Rule 457(h)	100,000	$55.23 (2)	$5,523,000	$0.0001476	$815.19
Total Offering Amounts					$5,523,000		$815.19
Total Fee Offsets							—
Net Fee Due							$815.19
__________
(1)Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminate amount of any additional shares of the Common Stock W. P. Carey Inc. (the “Registrant”) that may be offered or issued under the W. P. Carey Inc. Non-Employee Director Stock Election Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction.
(2)Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) and Rule 457(h) of the Securities Act. The proposed maximum offering price per share and the proposed maximum aggregate offering price are calculated based on the average of the high and low prices of the Registrant’s Common Stock as reported on the New York Stock Exchange on November 14, 2023.